Exhibit 99.2

FOR IMMEDIATE RELEASE

For more information, contact:

Debbie Bockius

636-728-3031

THERMADYNE HOLDINGS CORPORATION ANNOUNCES EXCHANGE OFFER

FOR $100 MILLION OF ITS 9% SENIOR SECURED NOTES

ST. LOUIS, MO — May 9, 2012 — Thermadyne Holdings Corporation announced today that it commenced an offer to exchange $100 million of its 9% Senior Secured Notes due 2017, which have been registered under the Securities Act of 1933 (the “Exchange Notes”) in exchange for $100 million of its outstanding 9% Senior Secured Notes due 2017, which were issued on March 6, 2012, in a private placement (the “Private Notes”). The exchange offer is being conducted upon the terms and subject to the conditions set forth in the prospectus dated May 9, 2012, and the related letter of transmittal.

The terms of the Exchange Notes are substantially identical to the terms of the Private Notes, including subsidiary guarantees, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the Exchange Notes.

The exchange offer is limited to holders of the Private Notes. The exchange offer is scheduled to expire at 5:00 p.m. New York time on June 7, 2012, unless extended. Private Notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date by following the procedures set forth in the exchange offer prospectus and the related letter of transmittal.

Copies of the prospectus and the related letter of transmittal may be obtained from U.S. Bank National Association, which is serving as the exchange agent for the exchange offer. The address, telephone and facsimile number of U.S. Bank National Association are as follows:

By Mail or Overnight Courier:	By Certified or Registered Mail:	By Hand Delivery:
60 Livingston Avenue St. Paul, Minnesota 55107 Attn: Specialized Finance	60 Livingston Avenue St. Paul, Minnesota 55107 Attn: Specialized Finance	60 Livingston Avenue 1st Floor – Bond Drop Window St. Paul, Minnesota 55107
By Facsimile Transmission (for Eligible Institutions Only):	To Confirm by Telephone:
(651) 495-8158	(800) 934-6802

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco®, Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.